Exhibit 99.B(l)(25)

PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Matson Money, Inc. (“Matson”), intending to be legally bound, hereby agree with each other as follows:

1.  The Company hereby offers Matson and Matson hereby purchases $[               ] million worth of shares of Class LLLLL, Class MMMMM and Class NNNNN Common Stock (par value $.001 per share) at price per Share equivalent to the net asset value per share of the Shares as determined on [               , 2013].

2.  The Company hereby acknowledges receipt from Matson of funds in the amount of $[              million] in full payment for the Shares.

3.  Matson represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the          day of                   , 2013.

THE RBB FUND, INC.

By:
Name: Salvatore Faia
Title: President

MATSON MONEY, INC.

By:
Name:
Title: